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Exhibit 5.1

BAKER & HOSTETLER LLP
303 E. 17TH AVENUE
SUITE 1100
DENVER, COLORADO 80203

August 16, 2004

Uranium Resources Inc.
650 South Edmonds, Suite 108
Lewisville, TX 75067

Gentlemen:

        We have acted as counsel for Uranium Resources, Inc. (the "Company") in connection with the registration under the Securities Act of 1933 (the "Act") on Form SB-2 of the resale of 112,846,759 shares of the Company's Common Stock, $0.001 Par Value (the "Resale Shares"). The Registration Statement on Form SB-2 and exhibits thereto filed with the Securities and Exchange Commission under the Act are referred to herein as the "Registration Statement."

        We have examined the Certificate of Incorporation of the Company, the Bylaws of the Company, the Minutes of the Board of Directors and Resolutions of Stockholders of the Company, the applicable laws of the State of Delaware and a copy of the Registration Statement.

        Based on the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Resale Shares have been duly authorized, validly issued and are fully paid and nonassessable.

        We hereby consent to the use of this opinion as part of the Registration Statement.

                      Very truly yours,

                      /s/ BAKER & HOSTETLER LLP

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  Exhibit 5.1